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                                                                      Exhibit 23


                        CONSENT OF INDEPENDENT AUDITORS

  The Board of Directors
  Mahaska Investment Company:

  We consent to incorporation by reference in the Mahaska Investment Company and subsidiaries Form 10-K, our report dated February 9, 2001, relating to the consolidated balance sheets of Mahaska Investment Company and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000 which report appears in the Proxy dated March 23, 2001.

  /s/KPMG

  March 28, 2001
  Des Moines, Iowa